FRAMEWORK AGREEMENT FOR THE

ASSIGNMENT OF PROFESSIONAL RECEIVABLES

Between the undersigned:

Hereafter designated as “the bank”, on one hand,

And:	[STAMPED] Credit Cooperatif

Parc Elysées Evry – Courcouronnes

17-19 rue Michel Ange – BP 53

91002 EVRY Cedex

Phone: 01 69 87 48 09 • Fax: 01 60 78 55 89

•	M.(1)

or

•	The Company(2) TAAG SAS,[1] SIRET number: 43128915600017,[2] with a capital stock of €89,000, 3, rue Olympe de Gouges, 31350 Grigny, represented by its President. Mr. VENDEMIATI, Mario; and its General Director, Mr. CHAMBIN, Patrice, hereafter referred to as “the client”, on the other;

THE PARTIES AGREE AS FOLLOWS:

AND DO SET FORTH:

(1)	Surname, given name, and, if applicable, registration number on the Registry of Commerce and Companies or Registry of Trades.
(2)	Form, company name, capital stock, location of head offices, registration on the Registry of Commerce and Companies, represented by the individual Mr. ... (surname, given name), who is acting in the capacity of ………………

1 Tr. note: The acronym “SAS”, standing for Sociéte par actions simplifiée or “simplified stock company”, is a hybrid structure enacted under French law and based on common law, rather than civil law, principles. It is similar to a limited liability company in the United States, since the Delaware limited liability company served as a model for the French law. An SAS company has its annual statements reviewed and approved by an independent body; its executive figure is the President or Chairman, but, unlike a corporation, a company with this structure does not have a Board of Directors. The President is also responsible for operation of the company and may share his duties with a General Manager (Directeur Général), who has the same authority as the President with respect to third parties.

2 Tr. Note: The acronym “SIRET” is a code given to businesses and other legal entities by the National Institute for Statistics and Economic Studies of France intended to serve as a geographic identifier of that business or legal entity. The SIRET code consists of 14 digits, divided into two parts: the first part is the SIREN number (see below) of that particular entity, while the second, called an Internal Classification Number” (NIC), is composed of a serial number of four digits that acts as a control code. The acronym SIREN is the Business Registry Identification System code number that consists of invariable codes given to French business establishments and non-profit associations by the National Institute for Statistics and Economic Studies.

Mandatory flourish	Ref: ENX-11/07-1/7

The client and the bank agree to undertake, pursuant to the general conditions outlined below, all steps needed for the assignment of professional receivables with full ownership, within the framework of the Articles L.313-23 to L.313-34 of the Monetary and Financial Code, hereafter referred to as the “Law”.

The present agreement will be applied, by operation of law, to all debt notes drawn up pursuant to law and entitled “AGREEMENT OF ASSIGNMENT OF PROFESSIONAL RECEIVABLES”, imposed on all receivables which the client, acting in a professional capacity, holds with respect to legal entities of private or public law or physical persons to whom it has provided professional services.

This statement of facts forms an integral part of the present agreement.

Article 1: Memorandum slips of receivables

1.1	Assignment will be made upon simple delivery of a memorandum slip entitled “Agreement of Assignment of Professional Receivables”, drawn up and signed by the client.

Sample forms of these memorandum slips are available at the teller’s window of the bank.

1.2	When the memorandum slip entails the assignment of numerous receivables, they shall be reclassified by due date.

1.3	In the event that a transfer of receivables is made through delivery of magnetic media or by teletransmission, the bank reserves the right to request that delivery be made of a summary on paper of the receivables contained in the magnetic media or which form part of the teletransmission be made, to accompany [electronic transmission of] the memorandum slip.

1.4	The bank always preserves the right, upon examination of the receivables, not to retain any or all of them and may decline them prior to dating the memorandum slips. In that event, the bank will so advise the client without delay about the receivables that have been declined .

1.5	For all memorandum slips, the client shall be obligated only to include receivables that are the result of acts that have already occurred, with the exclusion of all outstanding receivables or receivables resulting from acts that have yet to occur or are the subject, whether in whole or in part, of assignment, allocation, delegation or debt promissory agreements, garnishment orders, objections or impediments of any kind or even restrictions pertaining to subcontracted services, except, in the latter case, if the subcontractors rely on surety bonds guaranteeing payment, as provided for in the Law of December 31, 1975.

Mandatory flourish	Ref: ENX-11/07-2/7

1.6	Upon signature of the memorandum slip, the client may not make any changes whatsoever to the amounts or terms of payment of the receivables assigned, except upon written permission by the bank.

1.7	The delivery of each memorandum slip will entail, in accordance with law,
•	The assignment of the principal for each receivable, interest and ancillary charges related thereto, which will include all supplemental costs or surcharges, as a result of increases in services provided or work performed, review of or variations in price, as well as all compensation due, whatever the cause may be;

•	The transfer of bonds guaranteeing each receivable and all rights, actions and other charges related thereto, without exception.

The client pledges to inform the bank, upon a first request of the latter, of these bonds, rights, actions and ancillary charges.

The bank shall not be required to apply such charges nor to justify its decision in this regard; in the event that the bank decides to apply them, the client shall provide its assistance with the aim of supporting the involvement of the bank.

The client shall not be able, after signature of the slip, to cause the extinguishment of guaranties, rights, actions and ancillary charges or to restrict their scope; the client pledges to transmit to the bank all requests for extensions of maturity dates which have been submitted to it by debtors; the decision to grant or refuse such extensions may not be made without the prior agreement of the bank.

The client pledges, for each receivable assigned, to send to the bank, upon a simple request by the latter, all deeds and supporting documentation which it deems necessary and to inform the bank, on the client’s own initiative, of all information regarding the status of the debtors and the amount of receivables assigned (primarily reductions made, deposits, demands for payment, etc. ...).

The client may not demand that the bank carry out any formality or intervene in any way with the debts that have been assigned.

1.8	The receivables appearing on a memorandum slip may only give rise to the creation of drafts or promissory notes in application of the agreements entered into between the client and its debtors.

The client shall be obligated to:

•	Send the bank without delay the total number of drafts or promissory notes endorsed and payable to the latter;

•	Draw up drafts created by it subsequent to the assignment and made payable to the bank.

Mandatory flourish	Ref: ENX-11/07-3/7

Article 2: Guaranteed Obligations

2.1	The obligations of the client towards the bank are guaranties on the assignment of receivables, which are to occur within the framework of the present agreement. These obligations may, in particular, adopt the form of an advance (on invoices, on subsidies, etc. …) or checking account overdrafts, financing of public or private contracts, [or] credit signature guaranty.

2.2	In the case of advances or checking account overdrafts, the client shall be obligated to assign the Bank, by way of guaranty, an amount at least equal to 100% of the credit that it wishes to use up to the authorized credit limit, unless established otherwise in a specific agreement, being stated that, in the potential event that the percentage of coverage agreed upon in relation to the authorized credit limit is exceeded, such exceeded limit would not involve any obligation on the part of the Bank to approve the additional credit.

On each due date, the client shall send the Bank another remittance of slips for the assignment of receivables, in order to restore, after the collection of each batch of pending receivables and to the extent of the amount of each remittance, their right to use the approved credit. By default, credits previously approved shall become demandable, by operation of law, and the bank shall take such measures as it deems appropriate to safeguard its interests.

In the case of financing by the Bank of private or public contracts or work orders, which the client may hold, credits resulting from the performance of such contracts or work orders shall be fully assigned to the Bank by way of guaranty, whatever the amount of the advances approved on this base [are], according to the particular situation. Assignments shall generate interest and ancillary charges on the principal and will also include, in particular, all additional fees or price increases as a result of increases in work and review of and variations in price, as well as all compensation due for whatever reason.

In the event that the Bank no longer deems it appropriate to offer advances under new circumstances, it will seek release from the assignment of receivables after collection of all amounts due and payable by way of advances made under previous circumstances.

2.3	In general terms, it should also be stated that all credits assigned by way of guaranties are intended not only for the credits described in Articles 2.1, 2.2 and 2.3 above, but also for all obligations on the part of the client towards the Bank, whatever the nature of such obligations [may be].

Mandatory flourish	Ref: ENX-11/07-4/7

2.4	The present agreement does not imply any obligation to recover just one single type of guaranty that would be added, without novation,[3] to any other that has already been obtained by the bank or which it would seek to obtain.

Article 3: Guaranty holdback

3.1	In the event of an assignment that has occurred for a demandable credit loan that has been offered on the basis of an advance on an account, the bank may apply a guaranty holdback of a certain percentage, and potentially up to the credit limit, as determined by a separate agreement with the client.

3.2	The amounts thus held back shall be paid as a cash pledge on an unavailable account separate from the checking account.

3.3	During the operation of a checking account, amounts shown on the guaranty holdback account may be applied by the bank at all times as settlement for receivables which it holds against the client, by way of all demandable advances resulting from account overdrafts.

3.4	Moreover, during closure of an account for whatever reason, the amounts which would have been paid to the unavailable guaranty holdback account shall be compensated, pursuant to law and up to the amount due, by the specific debit balance in the checking account as it is released from its obligations, upon conclusion of all pending transactions.

3.5	If, after this compensation has been made, a credit balance remains, this balance will be assigned as a guaranty for other short-, medium- or long-term commitments of any nature, even potential commitments, which the client may still assume towards the bank.

Article 4: Recovery of assigned receivables and relationship between the client and the bank

4.1	The bank is the owner of the assigned receivables.

4.2	The client shall be obligated to direct the bank to undertake settlement of the assigned credits, by taking the necessary steps towards debtors, so that settlement will occur by direct debit from the account or from the account for which the bank would have provided the relevant information of reference.

3 Tr. note: The legal term “novation” may be understood in this context to mean a substitution, whether of a new contract, a new debtor, or new creditor.

Mandatory flourish	Ref: ENX-11/07-5/7

All amounts and all payment or debt collection instruments – other than drafts and promissory notes, the regulation of which is provided under Articles 1-8 – which reach the client directly by way of receivables, whatever form they may adopt, will only be received by the latter in its capacity as agent of the bank.

Due to this obligation to be assumed by the client, the latter should immediately send the bank the payment or collection instruments – other than drafts and promissory notes, the regulation of which is provided under Articles 1-8 – duly endorsed and made payable to the latter, as well as amounts which it would have received, by providing the bank with all the information to allow it to identify each receivable settled.

4.3	The bank reserves the right, even after the due date of the assigned receivables that remain unpaid, to notify the assigned debtors of the transfer, these latter individuals then being obligated to settle their debts directly [with the bank].

4.4	As and wherever necessary and pursuant to the general principles of monetary law, it should be recalled that amounts drawn and payable in a given monetary unit of a member country of the European Union (National Monetary Unit) within the framework of these clauses shall be considered, by operation of law, as drawn and payable in a single European currency when this National Monetary Unit shall cease to be used as legal tender or, more broadly speaking, when it is replaced by a single European currency pursuant to European Community and/or national regulations, as applicable.

The rates and conditions of conversion of the Monetary Unit will be those that result from the application of provisions contained in Article 109-L of the Treaty of the European Union.

4.5	All expenses and ancillary charges arising from the assignment transaction, as contemplated by the present agreement, will be assumed by the client.

Article 5: Default of an assigned debtor

5.1	The client is a joint and several guarantor, pursuant to law, for payment of each of the receivables assigned.

5.2	In the event that an assigned debtor defaults, the bank may, at its discretion:

•	Either keep the unpaid receivable in order to exercise all its remedies against its debtor, the client contributing its assistance to the bank, by virtue of the exercise of the latter’s rights; [or]

•	It may make use of a settlement, pursuant to law, in which it will advise the client by any means about the assignment of the receivable in question, this latter then being retransferred without any additional formality back to the client, upon deduction, if necessary, of partial payments made by the assigned debtor. All amounts which the bank receives from the debtor subsequent to this settlement will be reimbursed by the latter to the client.

Mandatory flourish	Ref: ENX-11/07-6/7

Article 6. Life of the Agreement

6.1	The agreement has been concluded for an indefinite term. It may be rescinded at any time. Rescission shall take effect one month after the date of issuance of a note sent or addressed by one of the parties wishing to terminate the agreement, the transactions still pending to remain governed by the present agreement until completion thereof.

The bank shall not be obligated to respect the waiting period of prior notice in the event of occurrence of malfeasance on the part of the client, specifically, non-compliance with any of the obligations contracted by the client by virtue of these clauses or in those instances in which the situation of the latter would be irreparably compromised.

6.2	Rescission of the present agreement may, at the sole discretion of the bank, lead to early demand for payment, without prior notice or any other formality, of any or all the credits granted to the client.

Issued in Grigny, on this 21st day of August, 2009 (in two copies).

L.S. [Seal:	TAAG S.A.S., Zac des Radars –
3, rue Olympe de Gouges 91350
Grigny • Phone: 01 69 25 40 40
Fax: 01 69 25 40 50 • Registry of
Commerce and Companies No.
EVRY 431 289 156]

Signature of the Client If this involves a legal entity, its representative shall state the capacity in which he appears and shall affix the seal of the legal entity	Signature of the bank representative, with an indication of the capacity in which he appears as its representative Seal of the bank:

Mandatory flourish	Ref: ENX-11/07-6/7

[STAMPED]	CREDIT COOPERATIF
Parc Elysées Evry – Courcouronnes
17-19 rue Michel Ange – BP 53
91002 EVRY Cedex
Phone: 01 69 87 48 00
Fax: 01 60 78 55 89]

[One illegible flourish]	[One illegible signature]

Mandatory flourish	Ref: ENX-11/07-6/7

GUARANTY HOLDBACK

Pursuant to Article 3 of this framework agreement for the assignment of professional receivables which we have signed with you on this ……, we are authorizing you to apply a guaranty holdback of 10% on each advance granted, up to a credit limit of 25,000 euros.

Issued in Grigny, on this 21st day of August, 2009 (in two copies).

L.S. [Seal:	TAAG S.A.S., Zac des Radars –
3, rue Olympe de Gouges 91350
Grigny • Phone: 01 69 25 40 40
Fax: 01 69 25 40 50 • Registry of
Commerce and Companies No.
EVRY 431 289 156]

Signature of the Client	Signature of the bank representative,
If this involves a legal entity, its representative shall state the capacity in which he appears and shall affix the seal of the legal entity	with an indication of the capacity in which he appears as its representative Seal of the bank:

[STAMPED]	CREDIT COOPERATIF
Parc Elysées Evry – Courcouronnes
17-19 rue Michel Ange – BP 53
91002 EVRY Cedex
Phone: 01 69 87 48 00
Fax: 01 60 78 55 89]

[One illegible flourish]	[One illegible signature]

Mandatory flourish	Ref: ENX-11/07-7/7